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                                                                      EXHIBIT 99


                 ECC International Announces Financing Agreement
                             With Mellon Bank, N.A.

ORLANDO, Fla.--(BUSINESS WIRE)--June 24, 1999--ECC International Corp. (NYSE:ECC
- news) announced today that the company has entered into a financing agreement with Mellon Bank, N.A., to provide a $12,500,000 revolving line of credit with an initial term of four years. The Mellon Bank financing agreement replaces the current First Union Bank agreement.

Dr. James C. Garrett, president-chief executive officer of ECC International, said, "We are pleased to complete this new financing agreement and believe it will provide the company with the necessary resources to support our new strategic initiatives and further enhances the foundation we have established for consistent profitability in our domestic operation."

ECC International Corp. is a world leader in the design, development and production of simulators and related training programs for crew, operator and maintainer training. The company provides a wide range of products and services used by all branches of the U.S. Department of Defense and by armed forces in 25 countries.